EXHIBIT 2.1

         AGREEMENT AND PLAN OF REORGANIZATION DATED AS NOVEMBER 1, 2002
                     BY AND AMONG GALAXY INVESTMENTS, INC.,
        DOLPHIN ACQUISITION CORPORATION, AND DOLPHIN ENERGY CORPORATION


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                      AGREEMENT AND PLAN OF REORGANIZATION

                                   DATED AS OF

                                NOVEMBER 1, 2002



                                  BY AND AMONG

                            GALAXY INVESTMENTS, INC.,

                        DOLPHIN ACQUISITION CORPORATION,

                                       AND

                           DOLPHIN ENERGY CORPORATION



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                                TABLE OF CONTENTS
                                                                            PAGE


ARTICLE I                 THE MERGER                                          2

ARTICLE II                CONVERSION OF SECURITIES                            4

ARTICLE III               COVENANTS OF DOLPHIN                               10

ARTICLE IV                REPRESENTATIONS AND WARRANTIES
                          OF DOLPHIN                                         14

ARTICLE V                 COVENANTS, REPRESENTATION AND
                          WARRANTIES OF GALAXY AND ACQCORP                   22

ARTICLE VI                APPROVAL BY HOLDERS                                28

ARTICLE VII               CONDITIONS OF CLOSING                              29

ARTICLE VIII              CLOSING OF MERGER                                  32

ARTICLE IX                TERMINATION                                        33

ARTICLE X                 ADDITIONAL COVENANTS                               34

Exhibit A                 Articles of Merger

Exhibit B                 Articles of Merger

Schedule 4.2              Dolphin Shareholder List




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                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (this "AGREEMENT") is made and entered into by and among GALAXY INVESTMENTS, INC., a Colorado corporation ("GALAXY"), DOLPHIN ACQUISITION CORPORATION ("ACQCORP"), a Colorado corporation and DOLPHIN ENERGY CORPORATION, a Nevada corporation ("DOLPHIN").

                                R E C I T A L S:

         A. GALAXY is a corporation duly organized and existing under the laws of the State of Colorado, with its principal place of business located in Vancouver, British Columbia. GALAXY is authorized by its Articles of Incorporation, as amended, to issue (i) 25,000,000 shares of preferred stock, each of $.001 par value ("GALAXY PREFERRED STOCK"), none of which is issued and outstanding, and (ii) 100,000,000 shares of common stock, each of $.001 par value ("GALAXY COMMON STOCK"), of which as of September 30, 2002, there were 9,028,000 shares issued and outstanding.

         B. AcqCorp is a company duly organized under the laws of the State of Colorado, with its principal place of business located in Vancouver, British Columbia. AcqCorp is authorized by its Articles of Incorporation to issue 25,000,000 shares of common stock, each of no par value ("ACQCORP COMMON STOCK"), of which as of the date of this Agreement there were 1,000 shares issued and outstanding. GALAXY owns beneficially and of record all of the issued and outstanding shares of AcqCorp Common Stock.

         C. DOLPHIN is a corporation duly organized and existing under the laws of the State of Nevada, with its principal place of business located in Miami, Florida. DOLPHIN is authorized by its Certificate of Incorporation to issue 100,000,000 shares of common stock, $.0001 par value ("DOLPHIN COMMON

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STOCK"), of which, as of September 30, 2002, there were 20,997,058 shares issued and outstanding.

         D. The parties hereto desire that AcqCorp be merged with and into DOLPHIN (the "MERGER") pursuant to this Agreement and the Articles of Merger in the form attached hereto as EXHIBIT A (the "ARTICLES OF MERGER").

                               A G R E E M E N T:

         NOW, THEREFORE, in consideration of foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1     THE MERGER.

                 (a) Pursuant to the laws of the States of Colorado and Nevada, and subject to the terms and conditions of this Agreement, at the effective time of the Articles of Merger (the "EFFECTIVE TIME"), DOLPHIN and AcqCorp (sometimes referred to herein as the "MERGING ENTITIES") shall consummate the Merger pursuant to which (a) AcqCorp shall be merged with and into DOLPHIN, and the separate corporate existence of AcqCorp shall thereupon cease; (b) DOLPHIN shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Nevada (the "SURVIVING CORPORATION"); and
(c) the separate corporate existence of DOLPHIN with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article I. DOLPHIN, as the Surviving

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Corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Entities; and all property, real, personal and mixed and all debts due to the Merging Entities on whatever account, including subscriptions for shares and all other things in action or belonging to the Merging Entities shall be taken and deemed to be vested in DOLPHIN without further act or deed. DOLPHIN shall thenceforth be responsible for all the debts, liabilities and duties of each of the Merging Entities and may be prosecuted to judgment as if the Merger had not taken place, or DOLPHIN may be substituted in place of the Merging Entities and neither the rights of creditors nor any liens upon any property of either shall be impaired by the Merger.

                 (b) As of the Effective Time, the certificate of incorporation of DOLPHIN as in effect immediately prior to the Merger shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation. As of the Effective Time, the bylaws of DOLPHIN as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law and such bylaws of the Surviving Corporation.

         1.2 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of DOLPHIN at the Effective Time shall serve in their respective positions until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of DOLPHIN.

         1.3 SUBSEQUENT ACTIONS. If, at any time after the Merger, DOLPHIN shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or

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confirm of record or otherwise in DOLPHIN its right, title, or interest in, to, or under any of the rights, properties, or assets of AcqCorp acquired or to be acquired by DOLPHIN as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of DOLPHIN shall be authorized to execute and deliver all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of AcqCorp or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in DOLPHIN or otherwise to carry out this Agreement.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         2.1     CONVERSION OF COMMON STOCK OF MERGING ENTITIES.

                 (a) CONVERSION OF DOLPHIN COMMON STOCK. In accordance with this Agreement, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any shares of DOLPHIN Common Stock, each issued and outstanding share of DOLPHIN Common Stock (of which there shall be no more than 20,997,058 shares) other than shares as to which dissenters' rights are perfected ("DISSENTING SHARES"), and all rights in respect thereof, shall be converted, IPSO FACTO, into the right to receive the Merger Consideration.

         As of the Effective Time, all such shares of DOLPHIN Common Stock, shall no longer be outstanding and shall automatically be canceled and exchanged. Each holder of a certificate representing any shares of DOLPHIN Common Stock shall cease to have any rights with respect thereto, except the right to receive,

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upon the surrender of any such certificates, the Merger Consideration upon the terms and subject to the conditions set forth herein.

                 (b) The "MERGER CONSIDERATION" for each share of DOLPHIN Common Stock being converted into GALAXY Common Stock shall be one duly authorized, validly issued, fully paid and nonassessable share of GALAXY Common Stock; PROVIDED, HOWEVER, if, prior to the Effective Time, GALAXY should split, reclassify or combine the GALAXY Common Stock, or pay a stock dividend or other stock distribution in GALAXY Common Stock, as of a record date prior to the Effective Time, appropriate adjustment or adjustments (rounded to four digits to the right of the decimal point) will be made to the Merger consideration so that the total number of shares of GALAXY Common Stock to be issued in the transaction will maintain the proportional interest in GALAXY Common Stock which the shareholders of DOLPHIN would otherwise have received.

                 (c) GALAXY STOCK. All shares of GALAXY Common Stock that are outstanding immediately prior to the Merger shall continue to be outstanding after the Merger.

         2.2      THE MERGING COMPANIES.

                 (a) ACQCORP COMMON STOCK. All shares of AcqCorp Common Stock which are outstanding immediately prior to the DOLPHIN Merger shall continue to be outstanding immediately after the DOLPHIN Merger as the shares of Dolphin.

                 (b) DOLPHIN COMMON STOCK. As of the Effective Time, each issued and outstanding share of DOLPHIN Common Stock and all rights in respect thereof shall no longer be outstanding and shall automatically be canceled and exchanged, except as a right to receive the Merger Consideration.


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         2.3      DISSENTING SHARES.

                 (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1 hereof, but the holder thereof shall be entitled to only such rights as are granted by Nevada law.

                 (b) Notwithstanding the provisions of Section 2.3(a) above, if any shareholder of DOLPHIN Common Stock who demands appraisal of such holder's shares of DOLPHIN Common Stock under Nevada law effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of DOLPHIN Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1. hereof, without interest, upon surrender of the certificate or certificates representing such shares of DOLPHIN Common Stock pursuant to Section 2.5 hereof.

                 (c) DOLPHIN shall give GALAXY (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of DOLPHIN Common Stock and (ii) withdrawals of such demands in connection with the Merger. Except with the prior written consent of GALAXY, DOLPHIN shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

         2.4      EXCHANGE OF SHARES AND CERTIFICATES.

                 (a) EXCHANGE AGENT. As of the Effective Time, GALAXY shall deposit with National Stock Transfer, Inc. or such other bank or trust company as may be designated by GALAXY (the "EXCHANGE AGENT"), for the benefit of the holders of shares of DOLPHIN Common Stock, for exchange in

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accordance with this Article II, through the Exchange Agent, certificates representing the shares of GALAXY Common Stock issuable pursuant to Section 2.1. hereof in exchange for outstanding shares of DOLPHIN Common Stock.

                 (b) EXCHANGE PROCEDURES; TRANSFER OF SHARES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of DOLPHIN Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive shares of GALAXY Common Stock pursuant to Section 2.1. hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GALAXY may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of GALAXY Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by GALAXY, together with documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that whole number of shares which such holder has the right to receive pursuant to the provisions of this
Article II , and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of DOLPHIN Common Stock which is not registered in the transfer records of DOLPHIN, a certificate representing the proper number of shares of GALAXY Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or the taxes required by reason of the issuance of shares of GALAXY Common Stock to a

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person other than the registered holder of such Certificate or establish to the satisfaction of GALAXY that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this
Section 2.5.

                 (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to GALAXY Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of GALAXY Common Stock represented thereby, until the surrender of such Certificate in accordance with this Article II.

                 (d) NO FURTHER OWNERSHIP RIGHTS IN DOLPHIN COMMON STOCK; NO TRANSFER FOLLOWING THE CLOSING DATE. All shares of GALAXY Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of DOLPHIN Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of DOLPHIN with respect to shares outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to DOLPHIN or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

                 (e)      FRACTIONAL SHARES.

                          (i) No certificates representing fractional shares of GALAXY Common Stock shall be issued upon the surrender for exchange of Certificates or the cancellation of Warrants, and such fractional share


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         interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of GALAXY.

                          (ii) Notwithstanding any other provision of this Agreement, each person who otherwise would have been entitled to receive a fraction of a share of GALAXY Common Stock (after taking into account all Certificates delivered by such holder) shall have such fraction rounded to the nearest whole share. For example, if a DOLPHIN shareholder would be entitled to a fractional .33 share of GALAXY Common Stock based on the application of the Exchange Ratio as adjusted for cancelled Warrants, that fraction would be rounded down to 0, and no additional Merger Consideration would be allowed. Alternatively, a fraction of .5 or larger would result in rounding to 1, resulting in one additional GALAXY share allocated to that person.

                 (f) NO LIABILITY. Neither DOLPHIN, AcqCorp, GALAXY nor the Exchange Agent shall be liable to any person in respect of any shares of GALAXY Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of GALAXY Common Stock, or any dividends or distributions with respect to GALAXY Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of DOLPHIN free and clear of all claims or interest of any person previously entitled thereto.


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                                  ARTICLE III

                              COVENANTS OF DOLPHIN

         3.1 CONDUCT OF BUSINESS PENDING THE CLOSING. Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, DOLPHIN shall conduct its operations and business in the usual and ordinary course of business and consistent with past practice and will use commercially reasonable efforts to retain for the benefit of GALAXY the continuing services of the present officers and employees of DOLPHIN, to preserve the goodwill of customers and others having business relations with DOLPHIN, to preserve the properties of DOLPHIN, to preserve the benefits of all contractual relationships with others and to keep in force at least at their present limits all policies of insurance currently in effect. Without limiting the generality of the foregoing, and except as otherwise specifically permitted by this Agreement, during the period from the date hereof to the Effective Time, DOLPHIN shall not, without the prior written authorization of GALAXY:

                 (a) CHANGE IN CAPITAL STOCK; ISSUANCE OF SHARES. Make any change in authorized capital stock, or issue, agree to issue or permit DOLPHIN to become obligated to issue any shares of their capital stock, or securities convertible into their capital stock;

                 (b) OPTIONS, WARRANTS, AND RIGHTS. Grant or issue any options, warrants or other rights, including stock appreciation rights, of any kind relating to the purchase of shares of capital stock, or securities convertible into capital stock;

                 (c) DIVIDENDS. Declare or pay any dividends or other distributions on any shares of capital stock.

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                 (d) PURCHASE OF SHARES. Purchase or otherwise acquire, or agree to acquire, any shares of stock, other than in a fiduciary capacity;

                 (e) BENEFIT PLANS. Except as required by law, or, with the consent of GALAXY, to terminate any employee benefit plans or to enter into or amend any pension, retirement, stock option, stock appreciation, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan in respect of any of their directors, officers or other employees;

                 (f) CONDUCT OF BUSINESS. Except as contemplated by this Agreement, take or omit to take any action which (i) causes DOLPHIN not to conduct business in a manner consistent with normal business practices, including with respect to the hydrocarbon assets of DOLPHIN, (ii) has a Material Adverse Effect on the financial condition (present or prospective), businesses, properties, assets or operations of DOLPHIN (the parties hereto recognize that the operation of DOLPHIN until the Effective Time is the responsibility of DOLPHIN and its Board of Directors and officers; nevertheless, DOLPHIN shall keep GALAXY advised of all important changes in the financial condition (present or prospective), business, properties, assets or operations of DOLPHIN);

                 (g) ACQUISITIONS AND MERGERS. Acquire or merge with any other company or acquire any branch or other significant part of the assets of any other company;

                 (h) LIENS; INDEBTEDNESS; INCREASE IN COMPENSATION, ETC. Except in the ordinary course of business, (i) mortgage, pledge or subject to a lien or any other encumbrance of any assets, dispose of any assets, incur or cancel any indebtedness or claims, purchase or lease any assets having a purchase price or lease cost, in the aggregate, of more than $10,000.00, increase any compensation or benefits payable to officers or employees, except to pay routine merit increases

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in accordance with past practices and costs associated with the transactions contemplated under this Agreement.

                 (i) AMENDMENTS TO CHARTER, ETC. Amend its Certificate of Incorporation or make any material amendments to Bylaws that would interfere in any manner with the transactions contemplated by this Agreement.

         3.2 INVESTIGATION; ACCESS. DOLPHIN shall diligently endeavor to (i) take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with GALAXY and AcqCorp to that end, including, without limitation, providing to GALAXY and AcqCorp, and their respective employees, accountants and counsel, access to DOLPHIN's books, records, reports, tax returns and facilities and to its employees, accountants, and counsel; PROVIDED, however, that such investigation to be conducted by GALAXY and AcqCorp shall be performed in such a manner which will not unreasonably interfere with the normal operations, or customer or employee relations, of DOLPHIN and shall be in accordance with procedures established by the parties having due regard for the foregoing, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals and permissions of regulatory authorities referred to in Article VII.

         GALAXY covenants and agrees that GALAXY and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning DOLPHIN received from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement, or any of the public information of any applications required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the


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transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to DOLPHIN.

         3.3 REGULATORY APPROVALS. DOLPHIN shall (i) use best efforts in good faith to assist GALAXY in obtaining all necessary regulatory approvals and taking or causing to be taken all other action required under this Agreement on its or their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with GALAXY and AcqCorp to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities. DOLPHIN shall have the right to review all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein. DOLPHIN knows of no reasons why the transactions contemplated by this Agreement should not be approved by any applicable regulatory authorities.

         3.4 INFORMATION FOR INFORMATION STATEMENT. Upon request by GALAXY, DOLPHIN shall timely prepare and deliver to GALAXY, in such form required by rules and regulations of the United States Securities and Exchange Commission (the "SEC"), all information, descriptions, accounting reports and schedules (including audited financial statements in the form required by Regulation S-X of the SEC, as may be required) and other materials required for preparation and filing of the Information Statement contemplated by this Agreement.

         3.5 NOTIFICATION OF ACTIONS. DOLPHIN will immediately notify GALAXY and AcqCorp in the event of any action or occurrence that materially affects any of the covenants set forth in this Article III.

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         3.6 CONSENTS. Within twenty (20) days from the signing of this
Agreement, DOLPHIN shall deliver to GALAXY written consents from shareholders of DOLPHIN holding in excess of a majority of all issued and outstanding shares of DOLPHIN Common Stock. Said proxies shall provide for a YES vote in favor of the Merger as contemplated in this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF DOLPHIN

         As an inducement to GALAXY and AcqCorp to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, DOLPHIN represents and warrants to and agrees with GALAXY and AcqCorp as of the date of this Agreement and as of the Closing Date as follows:

         4.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC. DOLPHIN (i) is duly organized and validly existing and in good standing under the laws of the State of Nevada, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect, as defined in
Section 10.5, below, on DOLPHIN or its businesses, operations, properties, assets or condition (financial or otherwise), and (iv) is not transacting business, or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on DOLPHIN or its businesses, operations, properties, assets or condition (financial or otherwise). DOLPHIN does not own any equity interest in any other business organization and DOLPHIN is not a party to any joint venture

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or similar enterprise other than in the ordinary course of business in connection with the exploration and development of hydrocarbon resources.

         4.2 CAPITALIZATION. The authorized capital stock of DOLPHIN consists of 100,000,000 shares of DOLPHIN Common Stock. As of the date hereof, there are 20,997,058 shares of DOLPHIN Common Stock issued and outstanding. The outstanding shares of DOLPHIN Common Stock and the holders of record thereof are identified on Schedule 4.2 hereto. All of the outstanding shares of capital stock of DOLPHIN have been duly authorized and are validly issued, fully paid and nonassessable.

         4.3 AUTHORIZATION; VALIDITY OF AGREEMENT. DOLPHIN has the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors of DOLPHIN, has been duly executed and delivered on behalf of DOLPHIN, and, subject to approval by the shareholders of DOLPHIN, constitutes a valid and binding agreement of DOLPHIN, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

         4.4 DOLPHIN FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. DOLPHIN's Balance Sheet and its Statement of Income and of Cash Flow for the period ended September 30, 2002, heretofore delivered to GALAXY (hereinafter the "FINANCIAL STATEMENTS"), were prepared in accordance with generally accepted accounting principles consistently applied (except for such interim statement which requires year-end adjustments) and present fairly DOLPHIN's financial condition, results of operations and changes in cash flow as of such date.

         Except as and to the extent stated in the Financial Statements delivered or to be delivered pursuant to this Section 4.4, and except for those liabilities


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incurred in the normal course of  DOLPHIN's business or as contemplated by this
Agreement, DOLPHIN has no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges or lawsuits subsequently brought. Further, there are no suits, actions or proceedings pending or, to the knowledge of DOLPHIN or any of their directors or officers, threatened, or any contingent liability which would give rise to any right of indemnification on the part of any director or officer of DOLPHIN or his or her heirs, executors or administrators, as against DOLPHIN or any successor to the business of DOLPHIN.

         4.5 ENVIRONMENTAL MATTERS. For purposes of this Section 4.5, the term "environmental laws" shall include all state and federal laws designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A.ss.ss. 7401, ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A.ss.ss. 9601, ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C.A.ss.ss. 1251, ET SEQ., the Resource Conservation and RecoveRY Act, 42 U.S.C.A.ss.ss. 6901, ET SEQ., and the Toxic Substances Control Act, 15 U.S.C.A.ss.ss. 2601, ET SEQ. "Hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law, provided that hazardous substance shall not include commercially available consumer products.

         To the best knowledge of DOLPHIN after due inquiry, neither DOLPHIN, nor any property of DOLPHIN is subject to any pending or potential claim, liability or obligation to any person arising under any environmental law. With respect to the real property owned or leased by DOLPHIN (including other real estate), to the best knowledge of DOLPHIN after due inquiry:


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                 (a) No such property is presently contaminated by, and no such property has ever been used or is presently being used by any person to generate, manufacture, refine, transport, treat, store, handle or dispose of, any hazardous substance in any regulated form or quantity.

                 (b) No such property has ever contained or presently contains, or has been used or is being used by any person for storage of, asbestos, ureaformaldehyde foam insulation, PCB's, dioxins, mercury, lead or uranium (or other heavy metal) products or tailings, or any other hazardous substance in any regulated form or quantity, whether contained in construction or fill materials or used or stored thereon or therein.

                 (c) Neither DOLPHIN nor any other tenant or occupant of any such property has received a summons, citation, directive, letter, notice of violation, request for information or other communication, written or oral, from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any hazardous substance affecting such property or concerning any other possible violation of any environmental law affecting the property.

                 (d) To the extent any permit, approval or registration is or has been required to be obtained or maintained under any environmental law with respect to any such property, any improvement of or on any such property or any activity occurring on any such property, each such permit, approval or registration has been obtained and is in good standing. In addition, all such permits, approvals and registrations have been disclosed to GALAXY in writing.

                 (e) No such property contains or has ever contained any storage tank used or intended for use to store any hazardous substance.

         4.6 TITLE TO PROPERTIES. Except as reflected in the Financial Statements delivered or to be delivered pursuant to Section 4.4, and except as set forth in the documents supplied to GALAXY and its Counsel, DOLPHIN owns, free and clear of any liens, claims, charges, options, or other encumbrances, all of the property, real, personal or mixed, reflected in the Financial Statements and all property acquired since such date. DOLPHIN has not received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties. To DOLPHIN's knowledge, there are no such violations of material nature, and all buildings and structures used by DOLPHIN substantially conform with all applicable ordinances, codes and regulations. In DOLPHIN's opinion, all such properties which are material to the business or operations of DOLPHIN are in a good state of maintenance and repair and are adequate for its current uses and purposes. DOLPHIN has delivered to GALAXY true and correct copies of all deeds, title insurance policies and surveys each has with respect to the real property owned by them and copies of all leases with respect to real property leased by them.

         4.7 ABSENCE OF DEFAULTS. The execution of this Agreement and the Articles of Merger does not and performance of the transactions contemplated by them will not (assuming DOLPHIN stockholder approval and applicable regulatory approval) (a) violate the provisions of the Certificate of Incorporation or Bylaws of DOLPHIN, or (b) violate the provisions of or place DOLPHIN in default under any agreement, indenture, mortgage, lien, lease, contract, instrument, order, judgment, decree, ordinance, statute, or regulation to which DOLPHIN is subject, to which any property of DOLPHIN is subject, or to which DOLPHIN is a party, which violations or defaults would in the aggregate have a Material Adverse Effect on the business, operations, properties, assets, or condition (financial or otherwise) of DOLPHIN.

         4.8 ACTIONS, PROCEEDINGS AND INVESTIGATIONS. There is no litigation, administrative or other proceeding to which DOLPHIN is a party, except for such proceedings in which DOLPHIN may be seeking to collect on a loan or lease transaction and no counterclaim or similar claim has been filed against DOLPHIN. There are no actions, proceedings or investigations pending, or, to the knowledge of the executive officers of DOLPHIN, threatened or contemplated against or relating to DOLPHIN or any of its properties or assets (and said officers are not aware of any facts that would give rise to any such claim), which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of DOLPHIN, or the ability of DOLPHIN to consummate the Merger contemplated hereby.

         4.9 ABSENCE OF BROKERAGE COMMISSIONS, ETC. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by DOLPHIN directly with GALAXY and AcqCorp without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of DOLPHIN in such a manner as to give rise to any valid claim against DOLPHIN, or GALAXY or AcqCorp, for a brokerage commission, finder's fee or like payment.

         4.10 MATERIAL CONTRACTS. Except for those documents which have been provided by DOLPHIN to GALAXY, DOLPHIN is not a party to or bound by any commitment, agreement or other instrument which (i) is material to the business, operations, properties, assets or financial condition of DOLPHIN; (ii) limits the freedom of DOLPHIN to compete in any line of business or with any person; or
(iii) requires DOLPHIN to transfer funds (other than in the ordinary course of business), to make an investment in or guarantee the debt of any entity. DOLPHIN is not a party to any contract or agreement, including but not limited to any lease, service contract or employment agreement which (i) provides for a remaining term in excess of two (2) years from and after the date hereof, and
(ii) provides for a total payment thereunder in excess of $20,000.00.

         4.11 COMPLIANCE WITH LAWS; DOCUMENTATION. To the best knowledge of DOLPHIN, after due inquiry: the conduct by DOLPHIN of its businesses does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of DOLPHIN; and DOLPHIN has complied in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to DOLPHIN.

         4.12 EMPLOYEE BENEFITS.

                 (a) There is no employee benefit, compensation or welfare benefit plan, program or agreement maintained or contributed to or required to be contributed to by DOLPHIN (the "PLANS"). DOLPHIN has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of DOLPHIN.

                 (b) Other than as supplied to GALAXY, there are no employment agreements entered into by DOLPHIN and no other deferred compensation or salary continuation agreements or commitments maintained or agreed to by DOLPHIN.

                 (c) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) (A) entitle any current or former employee of DOLPHIN to severance pay, employment compensation or any other payment, benefit or award, or

(B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

         4.13 TAXES AND TAX RETURNS. DOLPHIN has filed all federal, state and local tax returns and forms (including but not limited to forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due.

         4.14 CONSENTS AND APPROVALS Except for (i) the filing of the Articles of Merger with the respective Secretaries of State of Colorado and Nevada, and
(ii) the approval of its stockholders, no consents or approvals of, or filings or registration with, any governmental entity or with any third party are necessary in connection with (A) the execution and delivery by DOLPHIN of this Agreement or (B) the consummation by DOLPHIN of the transactions contemplated by this Agreement.

         4.15 SECTION 280G. No payment received by any person as a result of the transactions contemplated hereby shall constitute an "excess parachute payment" within the meaning of section 280G of the Code.

         4.16 DISCLOSURE . No representation or warranty by DOLPHIN contained in this Agreement, nor any statement or certificate furnished or to be furnished by DOLPHIN to GALAXY or AcqCorp or their representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the business of DOLPHIN with adequate information as to DOLPHIN and its condition (financial or otherwise), properties, assets, liabilities, business and prospects, and DOLPHIN have disclosed to GALAXY and AcqCorp in writing all material adverse facts known to them relating to same.

                                   ARTICLE V

         COVENANTS, REPRESENTATIONS AND WARRANTIES OF GALAXY AND ACQCORP

         As an inducement to DOLPHIN to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, GALAXY and AcqCorp jointly and severally covenant, represent and warrant to and agree with DOLPHIN as of the date of this Agreement and as of the Closing Date as follows:

         5.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC. GALAXY and AcqCorp (i) are each duly organized and validly existing and in good standing under the laws of the State of Colorado, (ii) have all requisite power and authority (corporate and other) to own their respective properties and conduct their respective businesses as now being conducted, (iii) are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their respective businesses makes such qualification necessary, except when failure to so qualify would not have a Material Adverse Effect on GALAXY and its consolidated subsidiaries, and (iv) are not transacting business, or operating any properties owned or leased by any of them, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on GALAXY and its consolidated subsidiaries.

         5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. GALAXY and AcqCorp each have the corporate power and authority to execute and deliver this Agreement. Within five (5) days of the date hereof, this Agreement will have been duly and validly approved by the Board of Directors of GALAXY and AcqCorp, will have been duly executed and delivered on their behalf, and will constitute a valid and binding agreement of each of GALAXY and AcqCorp, enforceable in accordance with its terms.

         5.3 GALAXY REPORTS. Since December 17, 1999, GALAXY and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC, including but not limited to Form 10-K, Form 10-Q, Form 8-K and proxy statements, (ii) and other applicable state securities authorities. All such reports and statements filed with the SEC and other applicable state securities authorities are collectively referred to herein as the "GALAXY REPORTS." As of their respective dates, to the best knowledge of the officers of GALAXY, the GALAXY Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.4 GALAXY FINANCIAL STATEMENTS; TAX RETURNS. GALAXY's Consolidated Balance Sheets as of November 30, 2000 and November 30, 2001, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years then ended, heretofore delivered to DOLPHIN, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. GALAXY will provide a copy of its Consolidated Balance Sheet and its Consolidated Statement of Income and Consolidated Statement of Cash Flow as of August 31, 2002 when available. GALAXY has filed all federal, state and local tax returns and forms (including but not limited to Forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due.

Where payment of such taxes is not required to be made as of the date hereof, GALAXY has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

         Except as and to the extent stated in the GALAXY Financial Statements provided by GALAXY to DOLPHIN and except for those liabilities incurred in the normal course of GALAXY's or any of its subsidiaries' respective businesses, GALAXY and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

         5.5 ABSENCE OF MATERIAL ADVERSE CHANGES. Since November 30, 2001, there has been no change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), businesses, properties or operations of GALAXY and its consolidated subsidiaries that either individually or in the aggregate has had or is likely to have a Material Adverse Effect on GALAXY and its consolidated subsidiaries.

         5.6 ABSENCE OF DEFAULTS UNDER AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of GALAXY's or AcqCorp's respective Articles of Incorporation, Bylaws, or any agreement to which GALAXY or AcqCorp is a party or by which either of them is bound or to which any of their respective properties is subject, or result in the creation of any liens or encumbrances upon their respective assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby.

         5.7 ACTIONS, PROCEEDINGS, AND INVESTIGATIONS. Except as set forth in GALAXY's filings with the SEC, there are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of GALAXY, threatened or contemplated, against or relating to GALAXY or any of its consolidated subsidiaries, or any of their respective properties, which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties or operations of GALAXY and its consolidated subsidiaries, or the ability of GALAXY or AcqCorp to consummate the Merger contemplated hereby.

         5.8 REGULATORY APPROVALS. GALAXY and AcqCorp shall (i) use their best efforts in good faith to take or cause to be taken all action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with DOLPHIN to that end, and
(ii) furnish all necessary information for inclusion in any applications or disclosures contemplated by this Agreement. GALAXY shall give DOLPHIN prompt notice of receipt of the regulatory approvals and shall provide DOLPHIN with copies of any written comments by any regulatory authorities regarding or relating to the non-confidential portions of the regulatory applications filed in connection with the transactions contemplated hereby.

         5.9 GALAXY COMMON STOCK. All of the outstanding GALAXY Common Stock is duly authorized and validly issued, fully paid and nonassessable. The GALAXY Common Stock to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, shall be duly authorized, validly issued, fully paid and nonassessable.

         5.10 REGISTRATION OF SHARES. Following the Effective Time, GALAXY will use its best efforts to cause a Registration Statement on Form S-3 or other appropriate form (the "REGISTRATION STATEMENT") to be filed and declared effective under the Securities Act of 1933, as amended (the "1933 ACT"), with respect to all of the shares of GALAXY Common Stock issued and outstanding as of the date of this Agreement, and with respect to all shares of GALAXY Common Stock to be issued in connection with the transactions contemplated by this Agreement to those shareholders listed on Schedule 5.10, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the 1933 Act and the General Rules and Regulations of the SEC under said Act (the "1933 RULES"), and the GALAXY Common Stock to be issued by GALAXY in connection with the Merger shall be duly qualified or exempted, as the case may be, under applicable state Blue Sky securities laws in those states in which DOLPHIN has informed GALAXY that its shareholders reside. GALAXY will furnish to DOLPHIN, its counsel, investment banker and accountants drafts of Registration Settlement filings sufficiently in advance of filing so as to afford a reasonable opportunity for review and comment.

         5.11 NOTIFICATION OF ACTIONS. GALAXY and AcqCorp covenant and agree to immediately notify DOLPHIN in the event of the breach of any of the covenants set forth in this Article V.

         5.12 OTC LISTING. GALAXY shall have taken all actions necessary to obtain ongoing bid and ask quotations for GALAXY Common Stock on the NASD Over the Counter Bulletin Board ("OTC BB") before the signing of this Agreement and will take all needed steps to maintain a trading market in GALAXY Common Stock through the time until the Effective Time.

         5.13 INDEMNIFICATION. GALAXY agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of DOLPHIN as provided in its charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall, to the greatest extent permitted by applicable law and the organizational documents of GALAXY as in effect, survive the Merger and shall continue in full force and effect for a period of three (3) years. If GALAXY or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, GALAXY shall use its commercially reasonable efforts to cause such successor and assigns of GALAXY to assume the obligations set forth in this Section 5.12.

         5.14 LIMITATIONS ON GALAXY'S CONDUCT PRIOR TO THE EFFECTIVE TIME. Between the date hereof and the Effective Time or the time when this Agreement terminates as provided herein, GALAXY shall not, without prior written consent of DOLPHIN, take any action which would or is reasonably likely to (i) adversely affect GALAXY's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GALAXY's obligations hereunder not being satisfied.

         5.15 ACCESS TO INFORMATION. Upon reasonable request by DOLPHIN, GALAXY'S officers, representatives, counsel, accountants and agents to discuss GALAXY's business, and GALAXY shall provide to DOLPHIN and its representatives, at their request, copies of all filings made with the SEC between the date hereof and the Closing. DOLPHIN covenants and agrees that it and its representatives, counsel, accountants and agents will hold in strict confidence all documents and information concerning GALAXY or any of its subsidiaries so obtained (except to the extent that such documents or information are a matter of public record or required to be disclosed by applicable law or administrative rules), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to GALAXY.

         5.16 BOARD POSITIONS AND EXECUTIVE OFFICER ELECTIONS. GALAXY hereby agrees to elect six (6) members nominated by DOLPHIN to serve as members of the Board of Directors of GALAXY for a term commencing as of the Closing Date and upon the election of their successors. GALAXY further agrees to obtain the resignations of the current members of its Board of Directors to be effective at the Closing Date and following the election of the DOLPHIN nominees.

                                   ARTICLE VI

                    APPROVAL BY STOCKHOLDERS AND SHAREHOLDERS

         6.1 DOLPHIN APPROVAL BY WRITTEN CONSENT OF STOCKHOLDERS. This Agreement shall be submitted to the stockholders of DOLPHIN for approval, ratification and confirmation pursuant to an action by written consent in accordance with the laws of the State of Nevada.

         6.2 ACQCORP ACTION BY UNANIMOUS WRITTEN CONSENT. This Agreement shall be submitted to the sole shareholder of AcqCorp for approval, ratification and confirmation pursuant to an Action by Unanimous Written Consent in accordance with the applicable provisions of Colorado law as promptly as practicable after the execution of this Agreement. GALAXY owns all of the issued and outstanding shares of AcqCorp Common Stock and will vote all of such shares in favor of this Agreement.

         6.3 GALAXY SHAREHOLDERS. Under Colorado law, GALAXY shareholder approval is not required for the merger.

                                  ARTICLE VII

                              CONDITIONS OF CLOSING

         7.1 CONDITIONS OF CLOSING FOR ALL PARTIES.

                 (a) NO INJUNCTION, ETC. There shall not have been instituted any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger.

                 (b) SECTION 280G. There shall have been no payments received by any person as a result of the transactions contemplated hereby that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

         7.2 CONDITIONS OF CLOSING FOR GALAXY AND ACQCORP. The obligation of GALAXY and AcqCorp, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

                 (a) STOCKHOLDER APPROVAL. The stockholders of DOLPHIN shall have approved this Agreement and the Merger contemplated hereby.

                 (b) DOLPHIN RESOLUTIONS; CORPORATE DOCUMENTS. DOLPHIN shall have delivered to GALAXY (i) a certified copy of its Articles of Incorporation;
(ii) a copy of its bylaws certified by its corporate secretary, (iii) a certificate of good standing dated as of the Closing Date, issued by the appropriate governmental agency, (iv) certified copies of resolutions duly adopted by its Board of Directors approving this Agreement and directing the submission thereof to a vote of its shareholders, and (v) certified copies of resolutions duly adopted by the shareholders of DOLPHIN approving this Agreement and the Merger, all as contemplated hereby.

                 (c) DOLPHIN REPRESENTATIONS AND WARRANTIES. Unless waived in writing by AcqCorp and GALAXY, the representations and warranties of DOLPHIN contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date. Except as otherwise contemplated by this Agreement, DOLPHIN shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it.

                 (d) CONDITION OF DOLPHIN. GALAXY shall have determined, based on an audit and review by its officers, accountants and legal counsel, conducted prior to the execution of this Agreement and updated as of the Closing Date, as provided below, that (i) the assets, books, records and operations of DOLPHIN are in reasonably satisfactory condition and will not adversely impact GALAXY after consummation of the Merger; (ii) based on the review of the assets, books, records and operations of DOLPHIN by GALAXY, there are no liabilities (existing, threatened or contingent) which GALAXY, in its discretion, determines to be unacceptable, as determined by reference to this Agreement; and (iii) the assets of DOLPHIN shall be as represented to GALAXY.

         7.3 CONDITIONS OF CLOSING FOR DOLPHIN. The obligation of DOLPHIN to consummate the transactions contemplated by this Agreement is conditioned upon the following:

                 (a) GALAXY AND ACQCORP REPRESENTATIONS AND WARRANTIES. Unless waived in writing by DOLPHIN, the representations and warranties of GALAXY and AcqCorp contained in this Agreement shall be correct on and as of the Closing Date with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of GALAXY and its consolidated subsidiaries, and, except as otherwise contemplated by this

Agreement, GALAXY and AcqCorp shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them..

                 (b) OPINION OF GALAXY COUNSEL. Unless waived in writing by DOLPHIN, DOLPHIN shall have received at the Closing from counsel to GALAXY, a written opinion, dated the Closing Date, substantially in a form acceptable to DOLPHIN.

                 (c) GALAXY RESOLUTIONS; CORPORATE DOCUMENTS. GALAXY shall have delivered to DOLPHIN a certified copy of resolutions duly adopted by the Board of Directors of GALAXY approving this Agreement, the Merger, all as contemplated hereby. GALAXY shall deliver to DOLPHIN (i) a copy certified by the Colorado Secretary of State's Office of GALAXY's Articles of Incorporation; (ii) a copy of GALAXY's Bylaws certified by the Corporate Secretary, and (iii) a certificate of good standing dated as of a recent date, issued by the Colorado Secretary of State's office.

                 (d) SHAREHOLDER APPROVAL. GALAXY, as the sole shareholder of AcqCorp, shall have approved the Agreement. The required stockholder approval by DOLPHIN stockholders will have been obtained.

                 (e) NAME CHANGE. DOLPHIN shall have received acceptable evidence that GALAXY has legally changed its name to GALAXY ENERGY CORPORATION, and that shares of GALAXY Common Stock are trading over the counter through the OTC BB under a symbol acceptable to DOLPHIN.

                                  ARTICLE VIII

                                CLOSING OF MERGER

         8.1 CLOSING. Unless the Agreement is earlier terminated in accordance with Article IX, below, the closing of the transactions contemplated herein (the "CLOSING") shall take place at 10:00 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the fifth business day after satisfaction or waiver of all of the conditions precedent set forth in Article VII , but in no event later than thirty (30) days after the expiration of such period (the "CLOSING DATE"), at the offices of Raul N. Rodriguez, Esq., Rodriguez & Associates, 555 E. 10th Avenue, Suite 105, Denver, Colorado 80203.

         8.2 FILING OF ARTICLES OF MERGER.

                 (a) DOLPHIN shall execute Articles of Merger in substantially the form attached hereto as EXHIBIT A and shall cause such Articles of Merger to be filed with the Nevada Secretary of State's Office, on the Closing Date or as soon thereafter as practicable.

                 (b) GALAXY and AcqCorp shall execute Articles of Merger in substantially the form attached hereto as EXHIBIT B and shall cause such articles of merger to be filed with the Colorado Secretary of State's office, on the Closing Date or as soon thereafter as practicable.

                 (c) The Effective Time of the Merger shall be on such date as the Colorado Secretary of State and the Nevada Secretary of State, under their respective rules and regulations, deem the Merger effective.

                                   ARTICLE IX

                                   TERMINATION

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:


                 (a) by mutual consent of the Board of Directors of GALAXY and AcqCorp, respectively, and the Board of Directors of DOLPHIN; or

                 (b) by the Boards of Directors of GALAXY and AcqCorp, respectively, or the Board of Directors of DOLPHIN at any time after the expiration of three (3) months from the date hereof, if the Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

                 (c) by DOLPHIN, upon written notice to GALAXY and AcqCorp at any time if any representation or warranty of GALAXY and AcqCorp contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if GALAXY or AcqCorp fail to comply with any of their respective covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

                 (d) by GALAXY and AcqCorp upon written notice to DOLPHIN at any time if any representation or warranty of DOLPHIN contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if DOLPHIN fails to comply with any of their covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

                 (e) by GALAXY and AcqCorp, upon written notice to DOLPHIN at any time if the needed approval by DOLPHIN shareholders does not take place or if the Merger is disapproved by any governmental authority; or

         9.2 EFFECT OF TERMINATION. In the event of termination and abandonment hereof pursuant to the provisions of Section 9.1, this Agreement shall become void and have no force or effect. Such termination shall not relieve any party of any liability for damages arising out of its willful breach of any provision of this Agreement for any default prior to such termination.

                                    ARTICLE X

                              ADDITIONAL COVENANTS

         10.1 EMPLOYEE MATTERS. No provision of this Agreement shall be construed to prohibit DOLPHIN from having the right to terminate the employment of any employee, with or without cause, or to amend or terminate after the Closing Date any employee benefit plan established, maintained or contributed to by DOLPHIN or its subsidiaries.

         10.2 COSTS. Each of the parties to this Agreement shall pay its own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement. In the event of a willful breach of a material agreement or covenant contained herein by DOLPHIN, on the one hand, or GALAXY and AcqCorp, on the other, which breach either directly or indirectly results or would result in a failure to consummate the Merger, and which breach cannot be cured or is not cured within thirty (30) days after written notice of such breach is given to the party committing such breach, the party causing such breach shall be liable to the other party for damages for an amount not to exceed $250,00,000. Either party may elect to forego the recovery of damages and

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


pursue its right to the specific performance or enforcement of the terms and provisions of this Agreement.

         10.3 INSTRUMENTS OF TRANSFER, ETC. Each of the parties hereto shall cooperate with the other parties in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

         10.4 NOTICES. All notices, requests, consents and demands shall be given to or made upon the parties at their respective addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by facsimile transmission ("FAX"), with a copy to follow by first class mail, or by certified first class mail, return receipt requested, postage prepaid, to the party or parties addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the second business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed as aforesaid. If given by fax, such notice shall be deemed to be given upon the date it is actually received by the addressee, as confirmed by the fax activity report generated upon transmission of such fax.

                  (a)      IF TO GALAXY AND ACQCORP, TO:

                           GALAXY INVESTMENTS, INC
                           Suite 604
                           750 West Pender Street
                           Vancouver, British Columbia
                           V6C277
                           Canada
                           Attention:   Greg Burnet, President

                           Fax:

                           WITH A COPY TO:

                           Raul N. Rodriguez, Esq.
                           Rodriguez & Associates
                           555 E. 10th Avenue, Suite 105
                           Denver, Colorado  80203

                           Fax:     303 861-1995

                  (b)      IF TO DOLPHIN, TO:

                           DOLPHIN ENERGY CORPORATION
                           Suite 1708
                           1155 Brickell Bay Drive
                           Miami, Florida  33131
                           Attention:     Marc E. Bruner
                                          President

                           Fax:

                           WITH A COPY TO:

                           Charles B. Crowell, Esq.
                           503 University Tower
                           6440 N. Central Expressway
                           Dallas, Texas  75206

                           Fax:     214 368-9094

         Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article VII hereof. Between the date of this Agreement and the Closing Date, each party hereto will advise the other of the satisfaction of such conditions as they occur.

         10.5 AMENDMENTS. Prior to the Effective Time, any provision of this Agreement, may be amended or modified at any time, either before or after its approval, if any, by the shareholders of any party to this Agreement, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement.

         10.6 ENTIRE AGREEMENT. This Agreement and all exhibits and schedules hereto and other documents incorporated or referred to herein, contain the entire agreement of the parties and there are no representations, inducements or other provisions other than those expressed in writing. No modification, waiver or discharge of any provision of or breach of this Agreement shall (i) be effective unless it is executed in writing by the party effecting such modification, waiver or discharge, or (ii) affect the right of either party hereto thereafter to enforce any other provision or to exercise any right or remedy in the event of a breach by a party hereto, whether or not similar.

         10.7 ASSIGNMENT. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties.

         10.8 COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

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


         10.9 PUBLIC STATEMENTS. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 10.9 shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this Section 10.9 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with (i) regulatory agencies as to which regulatory approvals are contemplated by this Agreement or (ii) the SEC consistent with GALAXY's obligations as a company whose shares are registered pursuant to the Securities Exchange Act of 1934.

         10.10 CONFIDENTIALITY. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall, upon expiration or termination of this Agreement, return promptly to the other parties all documentation (and copies thereof) provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available.

         10.11 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, the parties may mutually agree

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

to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) not change the amount or form of consideration to be received by the holders of DOLPHIN Common Stock, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interest of the stockholders of DOLPHIN. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

         10.12 THIRD PARTIES. Except with respect to the consideration due to each shareholder of DOLPHIN, each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement, the term "parties" shall refer only to DOLPHIN, AcqCorp, or GALAXY as the context may require.

         10.13 SEVERABILITY. Except to the extent that application of this
Section 10.13 would have a Material Adverse Effect on either party, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only as broad as is enforceable.

         10.14 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

         10.15 DEFINITION OF "MATERIAL ADVERSE EFFECT". As used in this Agreement, "Material Adverse Effect" shall mean with respect to a person, a Material Adverse Effect upon (A) the business, financial condition, operations, or prospects of such person, or (B) the ability of such person to timely perform its obligations under the Agreement and to timely consummate the Merger;
PROVIDED, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting principles applicable to companies or their holding companies generally, (iii) any action or omission of DOLPHIN or any subsidiary taken with the prior written consent of GALAXY, as applicable, or permitted by this Agreement, and (iv) any changes in general economic conditions affecting natural gas companies or their holding companies generally.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 1st day of November, 2002.

                                    GALAXY INVESTMENTS, INC.

                                    By  /S/ GREG BURNETT
                                        ----------------------------------------


                                    DOLPHIN ACQUISITION CORPORATION

                                    By /S/ GREG BURNETT
                                       -----------------------------------------


                                    DOLPHIN ENERGY CORPORATION

                                    By /S/ MARC E. BRUNER
                                       -----------------------------------------


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